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                                                                 EXHIBIT 3.1 (h)






                            SEVENTH AMENDMENT TO
                    RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                          EDUCATIONAL MEDICAL, INC.



         THIS AMENDMENT to the Restated Certificate of Incorporation (the "Certificate") of Educational Medical, Inc. (the "Corporation"), filed with the Secretary of State of the State of Delaware was duly adopted by the stockholders of the Corporation as of March 27, 1996, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         1. ARTICLE FOURTH, Section A.7, of the Certificate is hereby amended to add the following to the definition of "Excluded Securities" in Section 7(b):

             (xix) In addition to the shares of Common Stock provided for in Subsections (i) and (xii) of this Section, up to 105,000 shares of Common Stock issuable to officers, employees or directors of, or consultants to, the Corporation, pursuant to any agreement, plan or arrangement, approved by a majority of the Board of Directors or options to purchase or rights to subscribe to said Common Stock.

         2. ARTICLE SIXTH of the Certificate is hereby amended in its entirety to read as follows:

                         LIMITATION OF LIABILITY AND
                        INDEMNIFICATION OF DIRECTORS

             The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of the subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

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                  The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Except as specifically amended hereby, all provisions of the Certificate shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned, as Secretary of the Corporation, certifies that the foregoing Amendment was duly adopted in accordance with
Section 242 of the Delaware General Corporation Law, and the Corporation has caused its corporate seal to be affixed hereto, all as of the 27th day of March, 1996.

                                        EDUCATIONAL MEDICAL, INC.


                                        By: /s/ Morris C. Brown
                                            --------------------------
                                            Morris C. Brown, Secretary

                                                      (CORPORATE SEAL]




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